Exhibit 1.1

TWC HOLDING LLC
TWC HOLDING CORP.

$26,000,000
13.875% Senior PIK Notes due 2011

PURCHASE AGREEMENT

February 8, 2005

CIBC WORLD MARKETS CORP.
300 Madison Avenue
New York, NY 10017

Ladies and Gentlemen:

Each of TWC Holding LLC, a Delaware limited liability company (the “Company”), and TWC Holding Corp., a Delaware corporation (“TWC Corp.” and, together with the Company, the “Issuers”), hereby agrees with you as follows:

1.         Issuance of Securities.  The Issuers propose to issue and sell to CIBC World Markets Corp. (the “Initial Purchaser”), and the Initial Purchaser proposes to purchase, $26,000,000 aggregate principal amount of the Issuers’ 13.875% Senior PIK Notes due 2011, Series A (the “Series A Notes”).  The Series A Notes will be issued pursuant to an indenture (the “Indenture”), to be dated as of the Closing Date (as defined below), among the Issuers and U.S. Bank National Association, as trustee (the “Trustee”).  The Series A Notes and the Series B Notes (as defined below), are collectively referred to herein as the “Notes.”

The Series A Notes will be offered and sold to the Initial Purchaser pursuant to one or more exemptions from the registration requirements under the Securities Act of 1933, as amended (the “Act”).  The Issuers have prepared a final offering memorandum, including the annexes thereto, dated February 8, 2005 (the “Offering Memorandum”), relating to the offer and sale of the Series A Notes (the “Offering”).

Upon original issuance thereof, and until such time as the same is no longer required under the Indenture or the applicable requirements of the Act, the Series A Notes shall bear the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN

THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.  THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (X) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (Y) IT IS A NON-U.S. PURCHASER AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (Z) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (a)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT, AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE THAT IS TWO YEARS (OR SUCH OTHER PERIOD THAT MAY HEREAFTER BE PROVIDED UNDER RULE 144(k) UNDER THE SECURITIES ACT AS PERMITTING RESALES OF RESTRICTED SECURITIES BY NON-AFFILIATES WITHOUT RESTRICTION) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUERS OR ANY SUBSIDIARIES OF THE ISSUERS, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THIS SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (a) (1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THIS SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL “ACCREDITED INVESTOR,” FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION

IN VIOLATION OF THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND IN EACH CASE IN ACCORDANCE WITH APPLICABLE SECURITIES LAWS OF ANY U.S. STATE OR ANY OTHER APPLICABLE JURISDICTION.

2.         Agreements to Sell and Purchase.  On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, the Issuers shall issue and sell to the Initial Purchaser, and the Initial Purchaser shall purchase from the Issuers, the entire principal amount of Series A Notes.  The purchase price for the Series A Notes shall be 97% of the aggregate principal amount of the Series A Notes.

3.         Terms of Offering.  The Initial Purchaser has advised the Issuers that the Initial Purchaser will make offers to sell (the “Exempt Resales”) the Series A Notes purchased by the Initial Purchaser hereunder on the terms set forth in the Offering Memorandum, as amended or supplemented, solely to persons whom the Initial Purchaser reasonably believe to be (a) ”qualified institutional buyers,” as defined in Rule 144A under the Act (“QIBs”), (b) persons permitted to purchase Series A Notes in offshore transactions in reliance upon Regulation S under the Act (each, a “Regulation S Purchaser”) or (c) a limited number of institutional “accredited investors,” as defined in Rule 501(a)(1), (2), (3) or (7) under the Act that make certain representations and warranties to the Issuers as set forth in an Accredited Investor Letter (the “Accredited Investor Letter”) (“Accredited Investors” and, together with QIBs and Regulation S Purchasers, “Eligible Purchasers”).

Holders of the Series A Notes (including subsequent transferees) will have the registration rights set forth in the registration rights agreement (the “Registration Rights Agreement”), to be executed on and dated as of the Closing Date.  Pursuant to the Registration Rights Agreement, the Issuers will agree, among other things, to file with the Securities and Exchange Commission (the “Commission”) under the circumstances set forth therein (a) a registration statement under the Act (the “Exchange Offer Registration Statement”) relating to, among other things, the 13.875% Senior PIK Notes due 2011, Series B, of the Issuers (the “Series B Notes”), identical in all material respects to the Series A Notes, (except that the Series B Notes shall have been registered pursuant to such registration statement and not subject to the transfer restrictions), to be offered in exchange for the Series A Notes (such offer to exchange being referred to as the “Registered Exchange Offer”), and/or (b) a shelf registration statement pursuant to Rule 415 under the Act (the “Shelf Registration Statement”) relating to the resale by certain holders of the Series A Notes.

This Agreement, the Indenture, the Registration Rights Agreement and the Notes collectively are referred to herein as the “Operative Documents.”  The transactions contemplated by the Operative Documents, including, without limitation, the Offering and the application of the proceeds therefrom as described in the Offering Memorandum and the issuance and sale of the Notes in accordance with this Agreement, on the Closing Date, collectively are referred to herein as the “Transactions.”

4.         Delivery and Payment.  Delivery to the Initial Purchaser of and payment for the Series A Notes shall be made at a Closing (the “Closing”) to be held at 9:00 a.m., New York City time, on February 11, 2005, or such later date as may be agreed among the Initial Purchaser and the Issuers (such time and date, the “Closing Date”) at the offices of Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005, or such other location as may be agreed among the Initial Purchaser and the Issuers.

The Issuers shall deliver to the Initial Purchaser one or more certificates representing the Series A Notes (the “Global Securities”), each in definitive form, registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”), or such other names as the Initial Purchaser may request upon at least one Business Day notice to the Issuers, in respective amounts corresponding to the respective aggregate principal amounts of the Series A Notes sold pursuant to Exempt Resales to QIBs, to Accredited Investors and to non-U.S. persons under Regulation S, in each case against payment by the Initial Purchaser of the purchase price therefor by immediately available Federal funds bank wire transfer to such bank account as the Issuers shall designate to the Initial Purchaser at least two Business Days prior to the Closing.  “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

The Global Securities in definitive form shall be made available to the Initial Purchaser for inspection at the offices of Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005 (or such other place as shall be acceptable to the Initial Purchaser) not later than 9:30 a.m., New York City time, one Business Day immediately preceding the Closing Date.

5.         Agreements of the Issuers.  Each Issuer, jointly and severally, hereby agrees:

(a)        Certain Events.  To (i) advise the Initial Purchaser promptly after obtaining knowledge (and, if requested by the Initial Purchaser, confirm such advice in writing) of (A) the issuance by any state securities commission of any stop order suspending the qualification or exemption from qualification of any of the Series A Notes for offer or sale in any jurisdiction, or the initiation of any proceeding for such purpose by any state securities commission or other regulatory authority, and (B) the happening of any event as a result of which the Offering Memorandum, as then amended or supplemented, would include any untrue statement of a material fact, or would omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) use its best efforts to prevent the issuance of any stop order or order suspending the qualification or exemption from qualification of any of the Notes under any state securities or Blue Sky laws, and (iii) if at any time any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of any of the Series A Notes under any such laws, use its best efforts to obtain the withdrawal or lifting of such order at the earliest possible time.

(b)        Offering Memorandum.  To (i) furnish the Initial Purchaser and those persons identified by the Initial Purchaser to the Issuers, without charge, as many copies of the Offering Memorandum, and any amendments or supplements thereto, as the Initial Purchaser may reasonably request, and (ii) promptly prepare, upon the Initial Purchaser’s reasonable request, any amendment or supplement to the Offering Memorandum that the Initial Purchaser deems may be necessary in connection with Exempt Resales (and the Issuers hereby consent to the use of the Offering Memorandum, and any amendments and supplements thereto, by the Initial Purchaser in connection with Exempt Resales).

(c)        Notice of Amendment or Supplement.  Not to amend or supplement the Offering Memorandum prior to the Closing Date, or at any time prior to the completion of the resale by the Initial Purchaser of all of the Series A Notes, unless the Initial Purchaser shall previously have been advised thereof and shall not have objected thereto.

(d)        Preparation of Amendments and Supplements.  At any time prior to the completion of the resale by the Initial Purchaser of all of the Series A Notes, (i) if any event shall occur as a result of which, in the reasonable judgment of the Issuers or the Initial Purchaser or their respective counsel, it becomes necessary or advisable to amend or supplement the Offering Memorandum in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to amend or supplement the Offering Memorandum to comply with Applicable Law (as defined below), forthwith to prepare an appropriate amendment or supplement to the Offering Memorandum (in form and substance reasonably satisfactory to the Initial Purchaser) so that as so amended or supplemented, (A) the Offering Memorandum will not include an untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (B) the Offering Memorandum will comply with Applicable Law, and (ii) if it becomes necessary or advisable to amend or supplement the Offering Memorandum so that the Offering Memorandum will contain all of the information specified in, and meet the requirements of, Rule 144A(d)(4) under the Act, forthwith to prepare an appropriate amendment or supplement to the Offering Memorandum (in form and substance reasonably satisfactory to the Initial Purchaser) so that the Offering Memorandum, as so amended or supplemented, will contain the information specified in, and meet the requirements of, such Rule.

(e)        Qualification of Securities.  To cooperate with the Initial Purchaser and the Initial Purchaser’s counsel in connection with the qualification of the Notes under the securities or Blue Sky laws of such jurisdictions as the Initial Purchaser may request and continue such qualification in effect so long as reasonably required for Exempt Resales, and to file such consents to service of process or other documents as may be necessary in order to effect such qualification; provided that none of the Issuers shall be required in connection therewith to file any consent to service of process in suits other than those arising out of the offering or sale of the Notes or to register or qualify as a foreign corporation in any jurisdiction where it is not now so qualified or to subject itself to general taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(f)         Costs and Expenses.  Whether or not any of the Transactions are consummated or this Agreement is terminated, to pay (i) all costs, expenses, fees and taxes incident to and in connection with the performance of the obligations of the Issuers under this Agreement, including:  (A) the preparation, printing and distribution of the Offering Memorandum and all amendments and supplements thereto (including, without limitation, financial statements and exhibits), and all preliminary and final Blue Sky memoranda and all other agreements, memoranda, correspondence and other documents prepared and delivered in connection herewith (including the furnishing of copies of the foregoing to the Initial Purchaser and such other persons as the Initial Purchaser may designate), (B) the printing, processing and distribution (including, without limitation, word processing and duplication costs) and delivery of, and performance under, each of the Operative Documents and any other agreements or documents in connection with the Transactions, (C) the preparation, issuance and delivery of the Notes, including the fees and expenses of the Trustee (including fees and expenses of its counsel) and the cost of their respective personnel, and all costs and expenses related to the delivery of the Notes to the Initial Purchaser and pursuant to Exempt Resales, including any transfer or other taxes payable thereon, and (D) the qualification of the Notes for offer and sale under the securities or Blue Sky laws of the several states (including, without limitation, filing fees and fees and disbursements of the Initial Purchaser’s counsel relating to such registration or qualification and the preparation of memoranda related thereto); (ii) all fees and expenses of the counsel and accountants of the Issuers; (iii) all expenses and listing fees in connection with the application for quotation of the Series A Notes in The Portal Market (“PORTAL”) of The NASDAQ Stock Market, Inc.; (iv) all fees and expenses (including fees and expenses of counsel) of the Issuers in connection with approval of the Notes by DTC for “book-entry” transfer; (v) all fees charged by rating agencies in connection with the rating of the Notes; (vi) the costs and charges of any transfer agent, registrar and/or depositary (including DTC); (vii) all costs and expenses of the Registered Exchange Offer, the Exchange Offer Registration Statement and any Shelf Registration Statement, as set forth in the Registration Rights Agreement; (viii) all reasonable fees and expenses of counsel incurred by the Initial Purchaser in connection with the preparation, negotiation and execution of the Operative Documents and the consummation of the Transactions; (ix) all costs and expenses of the Transactions; and (x) all other costs and expenses incident and necessary to the performance of the obligations of the Issuers for which provision is not otherwise made in this section.

(g)        Use of Proceeds.  To use the proceeds from the sale of the Series A Notes in the manner described in the Offering Memorandum under the caption “Use of Proceeds.”

(h)        Waiver of Certain Laws.  To the extent it may lawfully do so, not to insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension usury or other law, wherever enacted, now or at any time hereafter in force, that would prohibit or forgive the payment of all or any portion of the principal of or interest on the Notes, or that may affect the covenants or the performance of the Indenture (and, to the extent it may lawfully do so, each Issuer hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Trustee in the Indenture but shall suffer and permit the execution of every such power as though no such law had been enacted).

(i)         Integration.  Not to, and to ensure that no affiliate (as defined in Rule 501(b) under the Act) of any of the Issuers will, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Act) that would be integrated with the sale of the Series A Notes in a manner that would require the registration under the Act of the sale to the Initial Purchaser or of the offers or sales of Series A Notes pursuant to Exempt Resales.

(j)         Rule 144A Information.  For so long as any of the Series A Notes remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Act, during any period in which the Issuers are not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to make available, upon request, to any holder of such restricted securities in connection with any sale thereof and any prospective Eligible Purchaser of such restricted securities from such holder, the information required by Rule 144A(d)(4) under the Act.

(k)        DTC.  To use its best efforts to obtain the approval of DTC for “book entry” transfer of the Notes.

(l)         PORTAL.  To use its best efforts effect the admission of the Series A Notes for trading in PORTAL and to use its best efforts to maintain the inclusion of the Series A Notes for trading on PORTAL for so long as the Series A Notes are outstanding.

(m)       Reporting Requirements.  For so long as any of the Notes are outstanding, and whether or not required to do so by the rules and regulations of the Commission, (i) to furnish to the Trustee and deliver or cause to be delivered to the holders of the Notes and the Initial Purchaser, within 15 days after the Issuers are or would have been required to file such with the Commission, (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuers were required to file such Forms, including for each a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Issuers’ independent certified public accountants and (B) all information that would be required to be contained in a filing with the Commission on Form 8-K if the Issuers were required to file such reports, and (ii) from and after the time the Exchange Offer Registration Statement or the Shelf Registration Statement (or other registration statement under the Act with respect to the Notes) is filed with the Commission, to file such information with the Commission so long as the Commission will accept such filings.

(n)        No Selling Efforts or General Solicitation.  Except in connection with the Registered Exchange Offer or the filing of the Shelf Registration Statement, not to, and not to authorize or permit any person acting on its behalf to, (i) distribute any offering material in connection with the offer and sale of the Series A Notes other than the Offering Memorandum and any amendments and supplements to the Offering Memorandum prepared in compliance with Section 5(d), or (ii) solicit any offer to buy or offer to sell the Series A Notes by means of any form of general solicitation or general advertising (as such terms are used in Regulation D under the Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Act.

(o)        No Similar Offerings.  Not to, directly or indirectly, without the prior consent of the Initial Purchaser, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of (or announce any offer or sale of, contract to sell, grant of any option to purchase or other disposition of) any debt securities of any of the Issuers substantially similar to the Notes for a period of six months after the date of the Offering Memorandum, except as contemplated by the Registration Rights Agreement; provided that the foregoing will not apply to (i) the Notes or (ii) borrowings (not constituting the issuance of securities) from financial institutions to the extent not prohibited by the Indenture.

(p)        ERISA.  At any time prior to the completion of the resale by the Initial Purchaser of the Notes, to notify the Initial Purchaser promptly in writing if any of the

Issuers or any of their Affiliates becomes a party in interest or a disqualified person with respect to any employee benefit plan, other than any plan set forth in Schedule 2 hereto, and to identify such plans.  The terms “ERISA,” “Affiliates,” “party in interest,” “disqualified person” and “employee benefit plan” shall have the meanings as set forth in Section 6(ff) hereof.

(q)        Performance of Agreements.  To comply with all of its agreements set forth in the Operative Documents, and to use its best efforts to do and perform all things required or necessary to be done and performed under the Operative Documents by it prior to the Closing Date and to satisfy all conditions precedent to the delivery of the Series A Notes.

6.         Representations and Warranties of the Issuers.  Each of the Issuers, jointly and severally, represents and warrants to the Initial Purchaser that:

(a)        Offering Memorandum.  The Offering Memorandum, as of its date does not and as of the Closing Date will not, and each supplement or amendment thereto as of its date will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The foregoing representation and warranty made in this Section 6(a) shall not apply to any statements or omissions made in reliance on and in conformity with information relating to the Initial Purchaser furnished in writing to the Issuers by the Initial Purchaser specifically for inclusion in the Offering Memorandum.  The parties hereto acknowledge that for purposes of this Agreement (including this Section 6(a) and Section 8) the only information furnished in writing to the Issuers by the Initial Purchaser specifically for use in the Offering Memorandum is the information set forth (i) on the cover page of the Offering Memorandum with respect to the price of the Notes, (ii) in the fifth paragraph under the caption “Plan of Distribution” in the Offering Memorandum concerning offering the Notes for resale by the Initial Purchaser, (iii) in the seventh paragraph under the caption “Plan of Distribution” in the Offering Memorandum concerning market-making by the Initial Purchaser, (iv) in the ninth paragraph under the caption “Plan of Distribution” in the Offering Memorandum concerning stabilization by the Initial Purchaser and (v) in the tenth full paragraph under the caption “Plan of Distribution” in the Offering Memorandum concerning the affiliation of the Initial Purchaser and their respective affiliates with the Issuers and their affiliates (such information described in the immediately preceding clauses (i) through (v) of this Section 6(a), the “Furnished Information”).  The Offering Memorandum, as of its date contained, and, as of the Closing Date and as amended or supplemented, will contain, all of the information specified in, and meet the requirements of, Rule 144A(d)(4) under the Act.  Each of the Operative Documents, as executed and delivered, and each of the Transactions will conform in all material respects to the description thereof in the Offering Memorandum.

(b)        144A Eligibility.  There are no securities of any Issuer registered under the Exchange Act or listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a United States automated inter-dealer quotation system.  The Series A Notes are eligible for resale pursuant to Rule 144A under the Act.

(c)        Due Organization; Good Standing.  Each Issuer (i) has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to conduct and carry on its business and to own, lease, use and operate its properties and assets as described in the Offering Memorandum, and (iii) is duly qualified or licensed to do business and is in good standing as a foreign limited partnership corporation or limited liability company, as the case may be, authorized to do business in each jurisdiction in which the nature of its business or the ownership, leasing, use or operation of its properties and assets requires such qualification or licensing.

(d)        Subsidiaries.  Immediately following the Closing, the only subsidiaries of the Company will be the direct or indirect subsidiaries of the Company listed on Schedule 1 hereto (collectively, the “Subsidiaries” and each, a “Subsidiary”) and the Company will directly own 100% of the outstanding shares of capital stock and 100% of the membership interests or partnership interests, as applicable, in each Subsidiary, in each case, free and clear of all Liens.  There are no subsidiaries of TWC Corp.  Except as disclosed in the Offering Memorandum, there are no outstanding (i) securities convertible into or exchangeable for any capital stock of or any membership interests or partnership interests in, as the case may be, any of the Issuers, (ii) options, warrants or other rights to purchase or subscribe for any capital stock or any securities convertible into or exchangeable for any capital stock, membership interests or partnership interests of any of the Issuers or (iii) contracts, commitments, agreements, understandings, arrangements, undertakings, rights, calls or claims of any kind relating to the issuance of any capital stock of or any membership interests or partnership interests in, as the case may be, any of the Issuers, any such convertible or exchangeable securities or any such options, warrants or rights.  Except as set forth above, immediately following the Closing, none of the Issuers will directly or indirectly own any capital stock of or other equity interest in any person.

(e)        Capitalization.  All of the outstanding shares of capital stock of or membership interests or partnership interests in, as the case may be, each of the Issuers and each of the Subsidiaries have been duly authorized, are validly issued, fully paid and nonassessable, and were not issued in violation of, and are not subject to, any preemptive or similar rights.  The table under the caption “Capitalization” in the Offering Memorandum (including the footnotes thereto) sets forth, as of its date, the pro forma capitalization of the Issuers and the Subsidiaries, on a consolidated basis, after giving effect to the Transactions.  Immediately following the Closing, except as set forth in such table, neither the Issuers nor any of the Subsidiaries will have any liabilities, absolute, accrued, contingent or otherwise other than:  (i) liabilities that are reflected in the Audited Financial Statements (as defined below) or (ii) liabilities incurred subsequent to October 2, 2004, in the ordinary course of business that would not, singly or in the aggregate, have a material adverse effect on (A) the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Issuers and the Subsidiaries, taken as a whole, (B) the ability of any of the Issuers to perform its obligations under any of the Operative Documents or (C) the validity of any of the Operative Documents or the consummation of any of the Transactions (each, a “Material Adverse Effect”).

(f)         No Other Registration Rights.  Except for this Agreement and the Registration Rights Agreement, there are no contracts, commitments, agreements, arrangements, understandings or undertakings of any kind to which any of the Issuers is a party, or by which any of them is bound, granting to any person the right (i) to require any of the Issuers to file a registration statement under the Act with respect to any securities of any of the Issuers or requiring any of the Issuers to include such securities with the Notes registered pursuant to any registration statement, or (ii) to purchase or offer to purchase any securities of any of the Issuers or any of their respective affiliates.

(g)        Power and Authority.  Each of the Issuers has all requisite power and authority to execute and deliver, and to perform its obligations under, the Operative Documents to which it is a party and to consummate the Transactions.

(h)        Authorization of this Agreement.  This Agreement and the Transactions contemplated hereby (including, without limitation, the Offering and the issuance and sale of the Notes in accordance with this Agreement) have been duly authorized by each of the Issuers, and this Agreement has been validly executed and delivered by, and is the legal, valid and binding obligation of, each of the Issuers, enforceable against each of the Issuers in accordance with its terms, except that (i) such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and (ii) any rights of acceleration and the availability of equitable remedies may be subject to general principles of equity (whether considered in a proceeding in equity or at law).

(i)         Authorization of Indenture.  The Indenture and the Transactions contemplated thereby have been duly authorized by each of the Issuers and, on the Closing Date, when executed and delivered by each of the Issuers, the Indenture will have been validly executed and delivered by, and assuming due authorization, execution and delivery by the Trustee, will be the legal, valid and binding obligation of, each of the Issuers, enforceable against each of the Issuers in accordance with its terms, except that (i) such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and (ii) any rights of acceleration and the availability of equitable remedies may be subject to general principles of equity (whether considered in a proceeding in equity or at law).  On the Closing Date, the Indenture will conform to the requirements of the Trust Indenture Act of 1939, as amended (the “TIA”), applicable to an indenture that is required to be qualified under the TIA.

(j)         Authorization of Registration Rights Agreement.  The Registration Rights Agreement and the Transactions contemplated thereby have been duly authorized by each of the Issuers and, on the Closing Date, when executed and delivered by each of the Issuers, the Registration Rights Agreement will have been validly executed and delivered by, and will be the legal, valid and binding obligation of, each of the Issuers, enforceable against each of the Issuers in accordance with its terms, except that (i) such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws and (ii) any rights of acceleration and the availability of equitable remedies may be subject to general principles of equity (whether considered in a proceeding in equity or at law).

(k)        Authorization of Series A Notes.  The Series A Notes have been duly authorized by each of the Issuers for issuance and sale to the Initial Purchaser pursuant to this Agreement and, on the Closing Date, when executed by the Issuers and authenticated by the Trustee, will have been validly executed, authenticated, issued and delivered by the Issuers in accordance with the terms of this Agreement and the Indenture.  When the Series A Notes have been issued, executed and authenticated in accordance with the terms of the Indenture and delivered to and paid for by the Initial Purchaser in accordance with the terms of this Agreement, the Series A Notes will be legal, valid and binding obligations of the Issuers, entitled to the benefits of the Indenture and enforceable against the Issuers in accordance with their terms, except to the extent that (i) such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and (ii) any rights of acceleration and the availability of equitable remedies may be subject to general principles of equity (whether considered in a proceeding in equity or at law).  When issued, the Series A Notes will rank pari passu in right of payment with all senior Indebtedness (as defined in the Offering Memorandum) of the Issuers that is outstanding on the date hereof and senior in right of payment to all other Indebtedness of the Issuers that is outstanding on the date hereof.

(l)         Authorization of Series B Notes.  The Series B Notes have been duly authorized by the Issuers and, if and when issued in the Registered Exchange Offer, and executed by the Issuers and authenticated by the Trustee, (A) will have been validly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, the Registration Rights Agreement and the Registered Exchange Offer and (B) will be legal, valid and binding obligations of the Issuers, entitled to the benefits of the Indenture and enforceable against the Issuers in accordance with their terms, except to the extent that (i) such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and (ii) any rights of acceleration and the availability of equitable remedies may be subject to general principles of equity (whether considered in a proceeding in equity or at law).

(m)       No Violation.  Neither of the Issuers is in violation of its respective certificate of incorporation, bylaws or other organizational documents (the “Charter Documents”).  Neither of the Issuers nor any of the Subsidiaries is (i) in violation of any federal, state, local or foreign statute, law or ordinance, or any judgment, decree, rule, regulation or order, in each case applicable to the Issuers or any of the Subsidiaries (collectively, “Applicable Law”), of any government, governmental or regulatory agency or body, court or arbitrator, domestic or foreign (each, a “Governmental Authority”), other than violations that would not, singly or in the aggregate, have a Material Adverse Effect, or (ii) in breach of or default under any bond, debenture, note or other evidence of indebtedness, indenture, mortgage, deed of trust, lease or any other agreement or instrument to which any such person is a party or by which any of them or any of their respective property is bound (collectively, “Applicable Agreements”), other than breaches or defaults that would not, singly or in the aggregate, have a Material Adverse Effect.  Except as disclosed in the Offering Memorandum, there exists no condition that, with the passage of time or otherwise, would (x) constitute a violation of such Charter Documents or (y) constitute a violation of Applicable Laws or breach of or default under any Applicable Agreement or (z) result in the imposition of any penalty or the acceleration of any indebtedness, other than, in the case of the immediately preceding clauses (y) and (z), such breaches, penalties or defaults that would not, singly or in the aggregate, have a Material Adverse Effect.

(n)        No Conflict.  None of the execution, delivery or performance of any of the Operative Documents, nor the compliance with the terms and provisions thereof, nor the consummation of any of the Transactions shall conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) under, result in the imposition of a Lien on any assets or capital stock of or membership interests in either of the Issuers or any of the Subsidiaries, or result in an acceleration of indebtedness under or pursuant to, (i) the Charter Documents, (ii) any Applicable Agreement or (iii) any Applicable Law, other than, in the case of the immediately preceding clauses (ii) and (iii), such conflicts, violations, breaches or defaults, Liens or accelerations that would not, singly or in the aggregate, have a Material Adverse Affect.  Immediately after giving effect to the Transactions, no Default or Event of Default (each as defined in the Indenture) will exist.

(o)        Permits.  No permit, certificate, authorization, approval, consent, license or order of, or filing, registration, declaration or qualification with, any Governmental Authority (collectively, “Permits”) is required in connection with, or as a condition to, the execution, delivery or performance by the Issuers of any of the Operative Documents, the compliance by the Issuers with the terms and provisions thereof or the consummation by the Issuers of any of the Transactions, other than (i) such Permits as have been made or obtained on or prior to the Closing Date, which Permits are in full force and effect on the Closing Date, (ii) such as may be required under the blue sky laws of any jurisdiction in connection with the purchase and distribution of the Notes by the Initial Purchaser, (iii) the order of the Commission declaring the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, effective and (iv) the qualification of the Indenture under the TIA pursuant to the filing of Form T-1.

(p)        No Proceedings.  There is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding (including, without limitation, any investigation or partial proceeding, such as a deposition), domestic or foreign (collectively, “Proceedings”), pending or, to the knowledge of the Issuers, threatened (i) with respect to either of the Issuers in connection with, or that seeks to restrain, enjoin, prevent the consummation of, or otherwise challenge, any of the Operative Documents or any of the Transactions, or (ii) that could, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No injunction or order has been issued and no Proceeding is pending or, to the knowledge of the Issuers, threatened that (i) asserts that the offer, sale and delivery of the Series A Notes to the Initial Purchaser pursuant to this Agreement or the initial resale of the Series A Notes by the Initial Purchaser in the manner contemplated by this Agreement is subject to the registration requirements of the Act, or (ii) would prevent or suspend the issuance or sale of the Notes, including the Exempt Resales, or the use of the Offering Memorandum, or any amendment or supplement thereto, in any jurisdiction.

(q)        Title to Assets.  Immediately following the consummation of the Transactions, the Issuers and each of the Subsidiaries (i) will have good and marketable title, free and clear of all Liens (other than Liens created by the indenture relating to The Wornick Company’s 10 7/8% Senior Secured Notes due 2011, together with the related notes, collateral agreements, pledge agreements, security agreements and related agreements and documents), to all property and assets described in the Offering Memorandum as being or to be owned by it and (ii) will hold a valid leasehold interest with respect to each real property lease.

(r)         Sufficiency and Condition of Assets.  The assets of the Issuers and the Subsidiaries will include all of the assets and properties necessary or required in, or otherwise material to, the conduct of the businesses of each of them as currently conducted and as proposed to be conducted, and such assets are in working condition, except where the failure of such assets to be in working condition would not, singly or in the aggregate, have a Material Adverse Effect.

(s)        Insurance.  Immediately following the consummation of the Transactions, the Issuers and the Subsidiaries taken together as a whole will have reasonably adequate insurance covering its properties, operations, personnel and businesses against losses and risks in accordance with customary industry practice, and all such insurance will be duly in force.

(t)         Real Property.  Neither the Issuers nor any of its Subsidiaries owns the fee interest in any real property.  The Offering Memorandum contains a true and accurate description of all real property leased by the Issuers or the Subsidiaries (collectively, the “Leased Properties”).  The Issuers or the Subsidiaries enjoy peaceful and undisturbed possession of each of the Leased Properties.  To the knowledge of the Issuers and the Subsidiaries, there is no pending or contemplated condemnation, eminent domain or similar proceeding which would affect any of the Leased Properties in any way whatsoever.  Each Leased Property is subject to a lease, license or other agreement (collectively, the “Existing Leases”) which is in full force and effect, and no party thereto is in default or breach under any such Existing Lease.  No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default under any of such Existing Leases.

(u)        Related Party Transactions.  Except as disclosed in the Offering Memorandum, there are no related party transactions that would be required to be disclosed in the Offering Memorandum if the Offering Memorandum were a prospectus included in a registration statement on Form S-1 filed under the Act.

(v)        Taxes.  All tax returns required to be filed by the Issuers or any of the Subsidiaries in any jurisdiction (including foreign jurisdictions) have been filed and, when filed, all such returns were accurate in all material respects, and all taxes, assessments, fees and other charges (including, without limitation, withholding taxes, penalties and interest) due or claimed to be due from either of the Issuers or from any of the Subsidiaries have been paid, other than those being contested in good faith by appropriate proceedings, or those that are currently payable without penalty or interest and, in each case, for which an adequate reserve or accrual has been established on the books and records of the Issuers or the Subsidiaries, as applicable, in accordance with generally accepted accounting principles of the United States, consistently applied (“GAAP”).  There are no actual or proposed additional tax assessments for any tax period against the Issuers or any of the Subsidiaries that could, singly or in the aggregate, have a Material Adverse Effect.  The charges, accruals and reserves on the books and records of the Issuers and the Subsidiaries, as applicable, in respect of any tax liability for any tax periods not finally determined are adequate to meet any assessments of tax or re-assessments of additional tax for any such period.

(w)       Intellectual Property.  Immediately following the consummation of the Transactions, the Issuers and the Subsidiaries will own, possess or will be licensed under, and will have the right to use, all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, “Intellectual Property”)

currently used in, or necessary for the conduct of, their businesses, free and clear of all Liens other than Permitted Liens.  To the knowledge of the Issuers, no claims have been asserted by any person challenging the use of any such Intellectual Property by the Issuers or the Subsidiaries or questioning the validity or effectiveness of any license or agreement related thereto, and there is no valid basis for any such claim, and the use of such Intellectual Property by the Issuers and the Subsidiaries will not infringe on the Intellectual Property rights of any other person.

(x)         Accounting Controls.  Each of the Issuers and the Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) material transactions are executed in accordance with management’s general or specific authorization, (ii) material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

(y)        Financial Statements.  The audited historical consolidated financial statements and related notes of The Wornick Company and its subsidiaries contained in the Offering Memorandum (the “Audited Financial Statements”) and the unaudited condensed consolidated financial statements and related notes of The Wornick Company and its Subsidiaries contained in the Offering Memorandum (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”) present fairly the consolidated financial position, results of operations and cash flows of The Wornick Company and its subsidiaries, as of the respective dates and for the respective periods to which they apply, and, except as disclosed in the Offering Memorandum, have been prepared in accordance with GAAP consistently applied throughout the periods involved and the requirements of Regulation S-X that would be applicable if the Offering Memorandum were a prospectus included in a registration statement on Form S-1 filed under the Act (the “S-X Requirements”).  The summary historical financial data included in the Offering Memorandum for The Wornick Company and its subsidiaries have been prepared on a basis consistent with that of the Issuers Financial Statements and present fairly the financial position and results of operations of The Wornick Company and its subsidiaries, on a consolidated basis, as of the respective dates and for the respective periods indicated.

The pro forma consolidated financial information and related notes included in the Offering Memorandum (w) except as disclosed in the Offering Memorandum, comply with the S-X Requirements and all other rules and guidelines of the Commission with respect to pro forma financial statements, (x) present fairly the pro forma consolidated financial position and results of operations of the Issuers and/or the Subsidiaries as of the dates and for the periods indicated, after giving effect to the Transactions,

(y) have been prepared on a basis consistent with the Financial Statements, except for the pro forma adjustments specified therein, and (z) are based on good faith, reasonable estimates and assumptions of the Issuers.  The summary pro forma financial data included in the Offering Memorandum have been derived from such pro forma financial information and present fairly the pro forma consolidated financial position and results of operations of the Issuers and the Subsidiaries as of the respective dates and for the respective periods indicated.

The statistical and market and industry related data included in the Offering Memorandum are based on or derived from sources the Issuers believe to be reliable and accurate.  Each of The Hanke Group, P.C. and PricewaterhouseCoopers LLP are independent public accountants with respect to the Issuers.

(z)         No Material Adverse Change.  Subsequent to the respective dates as of which information is given in the Offering Memorandum, except as disclosed in the Offering Memorandum, (i) neither the Issuers nor any of the Subsidiaries has incurred any liabilities, direct or contingent, that are material, singly or in the aggregate, to any of them, or has entered into any material transactions not in the ordinary course of business, (ii) there has not been any decrease in the capital stock, or any material increase in long-term indebtedness or any increase in short-term indebtedness of the Issuers or any of the Subsidiaries, or any payment of or declaration to pay any dividends or any other distribution with respect to any of the Issuers or the Subsidiaries, and (iii) there has not been any material adverse change in the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Issuers and the Subsidiaries taken as a whole (each of clauses (i), (ii) and (iii), a “Material Adverse Change”).  Except as disclosed in the Offering Memorandum, there is no event that has occurred or that is reasonably likely to occur which, if it were to occur, could reasonably be expected, singly or in the aggregate, to have a Material Adverse Effect or result in a Material Adverse Change.

(aa)      Ratings.  No “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) under the Act (i) has imposed (or has informed the Issuers that it is considering imposing) any condition (financial or otherwise) on the Issuers’ or any Subsidiaries’ retaining any rating assigned to any securities of the Issuers or any Subsidiary, or (ii) has indicated to the Issuers or any Subsidiary that it is considering (A) the downgrading, suspension, or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating so assigned, or (B) any change in the outlook for any rating of any securities of the Issuers or any Subsidiary.

(bb)      Solvency.  Each of the Issuers is incurring its respective indebtedness under the Series A Notes for proper purposes and in good faith.  Immediately before and after giving effect to the issuance of the Series A Notes, (i) the assets of the Issuers and the Subsidiaries, considered as a whole and as a going concern, at a fair valuation, will exceed the sum of their debts, taken as a whole; (ii) the present fair salable value of the assets of the Issuers and the Subsidiaries, considered as a whole and as a going concern, will exceed the amount required to pay their liability on their debts, taken as a whole; (iii) the Issuers will have adequate capital with which to conduct its present and anticipated businesses; and (iv) neither the Issuers nor any Subsidiary will intend to incur or believe or reasonably should believe that it will incur debts beyond its ability to pay as those debts become due.  Neither of the Issuers is aware of any reason why it would be inappropriate to consider, for purposes of clauses (i) and (ii) above, the Issuers and the Subsidiaries as a going concern.  For purposes of this paragraph, “debts” includes contingent and unliquidated debts.

(cc)      No Solicitation.  Neither the Issuers nor any of its affiliates nor anyone acting on their behalf has (i) taken, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the Notes or to facilitate the sale or resale of any of the Notes, (ii) sold, bid for, purchased, or paid anyone any compensation for soliciting purchases of, any of the Notes, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Issuers.

(dd)      No Registration.  No registration under the Act and no qualification of the Indenture under the TIA is required for the sale of the Series A Notes to the Initial Purchaser as contemplated hereby or for the Exempt Resales, assuming (i) that the purchasers in the Exempt Resales are Eligible Purchasers, (ii) the accuracy of the Initial Purchaser’s representations contained in Section 7, and (iii) the accuracy of the representations made by each Accredited Investor that purchases the Series A Notes pursuant to an Exempt Resale as set forth in the Accredited Investor Letter.  No form of general solicitation or general advertising (as such terms are defined in Regulation D under the Act) was used by the Issuers or any of their affiliates or any of their representatives in connection with the offer and sale of any of the Series A Notes or in connection with Exempt Resales.  No securities of the same class as the Series A Notes have been offered, issued or sold by the Issuers or any of their affiliates within the six-month period immediately prior to the date hereof.

(ee)      ERISA.  Except as set forth in Schedule 2 hereto, neither Issuer nor any of their “Affiliates” maintains a plan that is intended to qualify under Section 401(a) of the Code, or is a “party in interest” or a “disqualified person” with respect to any employee benefit plans.  No condition exists or event or transaction has occurred in connection with any employee benefit plan that could result in any Issuer or any such “Affiliate” incurring any liability, fine or penalty that could, singly or in the aggregate, have a Material Adverse Effect.  Neither the Issuers nor any trade or business under common control with the Issuers (for purposes of Section 414(c) of the Code) maintains any employee pension benefit plan that is subject to
Title IV of the

Employee Retirement Income Act of 1974, as amended, or the rules and regulations promulgated thereunder (“ERISA”).

The terms “employee benefit plan,” “employee pension benefit plan,” and “party in interest” shall have the meanings assigned to such terms in Section 3 of ERISA.  The term “Affiliate” shall have the meaning assigned to such term in Section 407(d)(7) of ERISA, and the term “disqualified person” shall have the meaning assigned to such term in section 4975 of the Internal Revenue Code of 1986, as amended, or the rules, regulations and published interpretations promulgated thereunder (collectively the “Code”).

(ff)        Investment Company Act and Other Federal Regulations.  None of the Issuers nor any of the Subsidiaries has taken, and none of them will take, any action that may cause this Agreement or the issuance of the Series A Notes to, and none of the Transactions will, violate or result in a violation of Section 7 of the Exchange Act (including, without limitation, Regulation T (12 C.F.R. Part 220), Regulation U (12 C.F.R. Part 221) or Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System).  Neither of the Issuers nor any Subsidiary is, or shall become upon the consummation of the Offering and sale of the Series A Notes and the application of the net proceeds thereof as described in the Offering Memorandum, or the consummation of any of the other Transactions, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(gg)      No Brokers.  Neither of the Issuers nor any of the Subsidiaries has engaged any broker, finder, commission agent or other person (other than the Initial Purchaser) in connection with the Transactions and neither of the Issuers nor any of the Subsidiaries is under any obligation to pay any broker’s fee or commission in connection with the Transactions (other than commissions and fees to the Initial Purchaser as set forth in the Offering Memorandum).

(hh)      No Labor Disputes.  Except as disclosed in the Offering Memorandum or as otherwise would not, singly or in the aggregate, have a Material Adverse Effect, (i) none of the Issuers is engaged in any unfair labor practice, (ii) there is no unfair labor practice complaint or other proceeding pending or, to the knowledge of the Issuers, threatened against any Issuer or any of the Subsidiaries before the National Labor Relations Board or any state, local or foreign labor relations board or any industrial tribunal, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending or, to the knowledge of the Issuers, threatened, (iii) there is no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of the Issuers, threatened against any of the Issuers, and (iv) there is no union representation question existing with respect to the employees of either of the Issuers or any of the Subsidiaries, and, to the knowledge of the Issuers, no union organizing activities are taking place.

(ii)        Environmental Laws.  Except as disclosed in the Offering Memorandum or as otherwise would not, singly or in the aggregate, have a Material Adverse Effect, (i) neither the Issuers nor any of the Subsidiaries has been or is in violation of any federal, state or local laws, regulations, rules, decrees, orders, judgments and inspections relating to pollution or protection of human health or the environment, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminents, chemicals, toxic or hazardous substances, other materials or wastes, or petroleum and petroleum products (“Materials of Environmental Concern”), or otherwise relating to the protection of human health and safety, or the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, “Environmental Laws”), which violation includes, but is not limited to, noncompliance with, or lack of, any permits or other environmental authorizations; (ii) there are no circumstances, either past, present or that are reasonably foreseeable, that may lead to any such violation in the future; (iii) neither the Issuers nor any of the Subsidiaries has received any communication (written or oral), whether from a Governmental Authority or otherwise, alleging any such violation; (iv) there is no pending or threatened claim, action, investigation, notice (written or oral) or other Proceeding by any person or entity alleging potential liability of either the Issuers or any of the Subsidiaries (or against any person or entity for whose acts or omissions the Issuers or any of the Subsidiaries is or may reasonably be expected to be liable, either contractually or by operation of law) for investigatory, cleanup, or other response costs, or natural resources or property damages, or personal injuries, attorney’s fees or penalties relating to (A) the presence, release threatened release into the environment, of any Materials of Environmental Concern at any location, or (B) circumstances forming the basis of any violation or potential violation, of any Environmental Law (collectively, “Environmental Claims”); and (v) there are no past or present actions, activities, circumstances, conditions, events or incidents that could form the basis of any Environmental Claim.

In the ordinary course of business, the Issuers and each of the Subsidiaries, as appropriate, (i) conducts a periodic review of the effect of Environmental Laws on the business, operations and properties of each of the Issuers and each of the Subsidiaries, in the course of which, or as a result of which, the Issuers have identified and evaluated associated costs and liabilities (including, without limitation, any capital or operating expenditures required for cleanup, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities, and any potential liabilities to third parties); and (ii) has conducted environmental investigations of, and has reviewed reasonably available information regarding, the business, properties and operations of the Issuers and each of the Subsidiaries, and of other properties within the vicinity of its business, properties and operations, as appropriate for the circumstances of each such property and operation; on the basis of such reviews, investigations and inquiries, the Issuers have reasonably concluded that any costs and liabilities associated with such matters would not have, singularly or in the aggregate, a Material Adverse Effect, except as disclosed in the Offering Memorandum or otherwise require disclosure in the Offering Memorandum.

(jj)        Regulation S.  None of the Issuers nor any of their respective affiliates or any person acting on its or their behalf (other than the Initial Purchaser, as to whom the Issuers make no representation) has engaged or will engage in any directed selling efforts within the meaning of Regulation S under the Act (“Regulation S”) with respect to the Series A Notes, and each of them has complied with the other requirements and conditions of Rules 903(a) and 903(b)(3) under Regulation S.

(kk)      Holding Company.  Neither of the Issuers has been, since its organization, engaged in any business activities or incurred any obligations or liabilities and neither has any outstanding membership interests or rights or options to purchase membership interests, or shares of capital stock or rights or options to purchase capital stock, other than membership interests or capital stock owned as set forth in clause (e).  Except for the shares of capital stock of The Wornick Company and TWC Corp., the Company does not own any assets (including capital stock, rights or options to purchase capital stock of, any other person), and TWC Corp. does not own any assets (including capital stock, rights or options to purchase capital stock of, any other person).

(ll)        Representations and Warranties.  No statement, representation or warranty made by any of the Issuers in any of the Operative Documents or in any certificate, document or instrument required by any of the Operative Documents to be delivered to the Initial Purchaser was or will be, when made, inaccurate, untrue or incorrect in any material respect.  Each certificate signed by any officer of either of the Issuers and delivered to the Initial Purchaser or counsel for the Initial Purchaser in connection with the Transactions shall be deemed to be a representation and warranty by such Issuer to the Initial Purchaser as to the matters covered thereby.

7.         Representations and Warranties of the Initial Purchaser.  The Initial Purchaser represents and warrants to the Issuers that:

(a)        QIB or Accredited Investor.  It is either a QIB or an Accredited Investor, in either case, with such knowledge and experience in financial and business matters as is necessary in order to evaluate the merits and risks of an investment in the Series A Notes.

(b)        Eligible Purchasers.  It (i) is not acquiring the Series A Notes with a view to any distribution thereof that would violate the Act or the securities laws of any state of the United States or any other applicable jurisdiction, and (ii) will be soliciting offers for the Series A Notes only from, and will be reoffering and reselling the Series A Notes only to, (A) persons in the United States whom it reasonably believes to be QIBs in reliance on the exemption from the registration requirements of the Act provided by Rule 144A under the Act, (B) Accredited Investors that execute and deliver to each of the Issuers and the Initial Purchaser an Accredited Investor Letter or (C) Regulation S Purchasers in Offshore Transactions in reliance upon Regulation S under the Act.

(c)        No General Solicitation.  No form of general solicitation or general advertising within the meaning of Rule 502(c) under the Act has been or will be used by the Initial Purchaser or any of its representatives in connection with the offer and sale of any of the Series A Notes.

(d)        Power and Authority.  It has all requisite power and authority to enter into, deliver and perform its obligations under this Agreement and the Registration Rights Agreement and each of this Agreement and the Registration Rights Agreement has been duly and validly authorized by it.

(e)        Directed Selling Efforts.  The Initial Purchaser and its affiliates or any person acting on its or their behalf have not engaged and will not engage in any directed selling efforts within the meaning of Regulation S with respect to the Series A Notes.

(f)         Offshore Transactions.  The Series A Notes offered and sold by the Initial Purchaser pursuant hereto in reliance on Regulation S have been and will be offered and sold only in Offshore Transactions.

(g)        Regulation S Offering Restrictions.  The Initial Purchaser agrees that it has not offered or sold and will not offer or sell the Series A Notes in the United States or to, or for the benefit or account of, a U.S. Person (other than a distributor), in each case, as defined in Rule 902 under the Act (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering of the Series A Notes pursuant hereto and the Closing Date, other than in accordance with Regulation S of the Act or another exemption from the registration requirements of the Act.  The Initial Purchaser agrees that, during such 40-day restricted period, it will not cause any advertisement with respect to the Series A Notes (including any “tombstone” advertisement) to be published in any newspaper or periodical or posted in any public place and will not issue any circular relating to the Series A Notes, except such advertisements as permitted by and include the statements required by Regulation S.

(h)        Notice Required.  The Initial Purchaser agrees that, at or prior to confirmation of a sale of Series A Notes by it to any distributor, dealer or person receiving a selling concession, fee or other remuneration during the 40-day restricted period referred to in Rule 903(b)(3) under the Act, it will send to such distributor, dealer or person receiving a selling concession, fee or other remuneration a confirmation or notice to substantially the following effect:

“The Series A Notes covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of your distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the Offering and the Closing Date, except in either case in accordance with Regulation S under the Securities Act (or Rule 144A under the Securities Act or to institutional “accredited investors,” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) in transactions that are exempt from the registration requirements of the Securities Act), and in connection with any subsequent sale by you of the Series A Notes covered hereby in reliance on Regulation S during the period referred to above to any distributor, dealer or person receiving a selling concession, fee or other remuneration, you must deliver a notice to substantially the foregoing effect.  Terms used above have the meanings assigned to them in Regulation S.”

(i)         Regulation S Security.  The Initial Purchaser agrees that the Series A Notes offered and sold in reliance on Regulation S will be represented upon issuance by a global security that may not be exchanged for definitive securities until the expiration of the 40-day restricted period referred to in Rule 903(b)(3) of the Act and only upon certification of beneficial ownership of such Series A Notes by non-U.S. persons or U.S. persons who purchased such Series A Notes in transactions that were exempt from the registration requirements of the Act.

8.         Indemnification.

(a)        Indemnification of Initial Purchaser.  Each of the Issuers shall, jointly and severally, without limitation as to time, indemnify and hold harmless the Initial Purchaser and each person, if any, who controls (within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act) the Initial Purchaser (any of such persons being hereinafter referred to as a “controlling person”), and the respective officers, directors, partners, employees, representatives and agents of the Initial Purchaser and any such controlling person (collectively, the “Purchaser Indemnified Parties”), to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, costs of preparation and reasonable attorneys’ fees) and expenses (including, without limitation, costs and expenses incurred in connection with investigating, preparing, pursuing or defending against any of the foregoing) (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Offering Memorandum (or any amendment or supplement thereto) or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that neither of the Issuers shall be liable under the indemnity provided in this Section 8(a) to any Purchaser Indemnified Party for any Losses that are based on an untrue statement or omission or alleged untrue statement or omission or alleged omission made in reliance on and in conformity with the Furnished Information.

(b)        Indemnification of the Issuers.  The Initial Purchaser shall indemnify and hold harmless each of the Issuers and each of their controlling persons and the respective members, managers, officers, directors, partners, employees, representatives and agents of the Issuers and any such controlling person to the same extent as the foregoing indemnity from the Issuers to each of the Purchaser Indemnified Parties stated in Section 8(a), but only with respect to Losses that arise out of or are based upon an untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with the Furnished Information.  Notwithstanding the foregoing, any liability of the Initial Purchaser hereunder shall be limited to an amount not to exceed the excess (such excess, the “Aggregate Amount”) of (i) the aggregate gross proceeds received by the Initial Purchaser from the sale of the Series A Notes over (ii) the sum of (A) the aggregate price at which the Initial Purchaser purchased the Series A Notes from the Issuers and (B) the amount of any Losses that the Initial Purchaser or the Initial Purchaser’s Purchaser Indemnified Parties otherwise have been required to pay by reason of such untrue or alleged untrue statement of such omission or alleged omission.

(c)        Actions Against Parties; Notification.  If any Proceeding shall be brought or asserted against any person entitled to indemnification hereunder (an “Indemnified Party”), such Indemnified Party shall give prompt written notice to the party or parties from which such indemnification is sought (the “Indemnifying Parties” and each, an “Indemnifying Party”); provided that the failure to so notify the Indemnifying Parties shall not relieve any of the Indemnifying Parties from any obligation or liability except to the extent (but only to the extent) that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnifying Party has been prejudiced materially by such failure.

The Indemnifying Parties shall have the right, exercisable by giving written notice to an Indemnified Party, within 20 Business Days after receipt of written notice from such Indemnified Party of such Proceeding, to assume, at their expense, the defense of any such Proceeding; provided that an Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or parties unless:  (i) the Indemnifying Parties have agreed to pay such fees and expenses; (ii) the Indemnifying Parties shall have failed promptly to assume the defense of such Proceeding or shall have failed to employ counsel reasonably satisfactory to such Indemnified Party; or (iii) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and one or more Indemnifying Parties (or any affiliates or controlling persons of any of the

Indemnifying Parties), and such Indemnified Party shall have been advised by counsel that there may be one or more defenses available to such Indemnified Party that are in addition to, or in conflict with, those defenses available to the Indemnifying Party or such affiliate or controlling person (in which case, if such Indemnified Party notifies the Indemnifying Parties in writing that it elects to employ separate counsel at the expense of the Indemnifying Parties, the Indemnifying Parties shall not have the right to assume the defense thereof and the reasonable fees and expenses of such counsel shall be at the expense of the Indemnifying Parties; it being understood, however, that, the Indemnifying Parties shall not, in connection with any one such Proceeding or separate but substantially similar or related Proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for such Indemnified Party).

None of the Indemnifying Parties shall, without the prior written consent of the Indemnified Party, consent to entry of any judgment in or enter into any settlement of any pending or threatened Proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such judgment or settlement includes, as an unconditional term thereof, the giving by the claimant or plaintiff to each Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all Losses that may arise from such Proceeding or the subject matter thereof (whether or not any Indemnified Party is a party thereto).

(d)        Contribution.  If the indemnification provided for in this Section 8 is unavailable to an Indemnified Party or is insufficient to hold such Indemnified Party harmless for any Losses in respect of which this Section 8 would otherwise apply by its terms (other than by reason of exceptions provided in this Section 8), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuers and the Subsidiaries, on the one hand, and the Initial Purchaser, on the other hand, from the Offering or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Issuers, on the one hand, and the Initial Purchaser, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations.  The relative benefits received by the Issuers, on the one hand, and the Initial Purchaser, on the other hand, shall be deemed to be in the same proportion as the total net proceeds from the Offering (before deducting expenses) received by the Issuers, on the one hand, and the total discounts and commissions received by the Initial Purchaser, on the other hand, bear to the total price of the Series A Notes in Exempt Resales as set forth on the cover page of the Offering Memorandum.  The relative fault of the Issuers, on the one hand, and the

Initial Purchaser, on the other hand, shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Issuers or any Subsidiary, on the one hand, or the Initial Purchaser, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The amount paid or payable by an Indemnified Party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any Proceeding, to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section 8 was available to such party.

Each party hereto agrees that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 8(d), the Initial Purchaser shall not be required to contribute, in the aggregate, any amount in excess of the Aggregate Amount.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e)        Nonexclusive Remedy. The indemnity and contribution agreements contained in this Section 8 are in addition to any liability that any of the Indemnifying Parties may otherwise have to the Indemnified Parties, and do not limit in any way rights or remedies which may otherwise be available at law or in equity.

9.         Conditions.

(a)        Conditions to Obligations of Initial Purchaser.  The obligations of the Initial Purchaser to purchase the Series A Notes under this Agreement are subject to the satisfaction or waiver of each of the following conditions:

(i)         Representations and Warranties of Issuers.  All the representations and warranties of each of the Issuers in this Agreement shall be true and correct in all material respects (other than representations and warranties with a Material Adverse Effect qualifier or other materiality qualifier, which shall be true and correct as written) at and as of the Closing Date after giving effect to the Transactions with the same force and effect as if made on and as of such date.  On or prior to the Closing Date, each of the Issuers shall have performed or complied in all material respects with all of the agreements and satisfied in all material respects all conditions on their respective parts to be performed, complied with or satisfied pursuant to the Operative Documents.

(ii)        Contents of Offering Memorandum.  The Offering Memorandum as of its date did not, and without giving effect to any amendment or supplement thereto, as of the Closing Date does not, and each supplement or amendment thereto as of its date did not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the foregoing shall not apply to any statements or omissions made by the Issuers in reliance on and in conformity with the Furnished Information.

(iii)       Availability of Offering Memorandum.  The Offering Memorandum shall have been printed and copies made available to the Initial Purchaser not later than 12:00 noon, New York City time, on the second Business Day following the date of this Agreement or at such later date and time as the Initial Purchaser may approve.

(iv)       No Injunction.  No injunction, restraining order or order of any nature by a Governmental Authority shall have been issued as of the Closing Date that would prevent or interfere with the issuance and sale of the Series A Notes or the consummation of any of the Transactions; and no stop order suspending the qualification or exemption from qualification of any of the Series A Notes in any jurisdiction shall have been issued and no Proceeding for that purpose shall have been commenced or be pending or contemplated.

(v)        No Proceedings.  No action shall have been taken and no Applicable Law shall have been enacted, adopted or issued that would, as of the Closing Date, prevent the consummation of any of the Transactions.  No Proceeding shall be pending or threatened other than Proceedings that (A) if adversely determined would not, singly or in the aggregate, adversely affect the issuance or marketability of the Series A Notes, and (B) would not, singly or in the aggregate, have a Material Adverse Effect.

(vi)       No Material Adverse Change.  Since the date as of which information is given in the Offering Memorandum (without giving effect to any amendment thereto or supplement thereto), there shall not have occurred any change in the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Issuers and the Subsidiaries taken as a whole that, in the Initial Purchaser’s judgment, is material and adverse and could, in the Initial Purchaser’s judgment, (i) make it impracticable or inadvisable to proceed with the Offering or delivery of the Series A Notes, including the Exempt Resales, on the terms and in the manner contemplated in the Offering Memorandum or (ii) materially impair the investment quality of the Notes.

(vii)      PORTAL.  The Notes shall have been designated PORTAL securities in accordance with the rules and regulations adopted by the NASD relating to trading in the PORTAL market.

(viii)     Maintenance of Rating.  As of the Closing Date, (i) there shall not have occurred any downgrading, suspension or withdrawal of, nor shall any notice have been given of any potential or intended downgrading, suspension or withdrawal of, or of any review (or of any potential or intended review) for a possible change that does not indicate the direction of the possible change in, any rating of any securities of the Issuers or of any of the Subsidiaries (including, without limitation, the placing of any of the foregoing ratings on credit watch with negative or developing implications or under review with an uncertain direction) by any “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) under the Act, (ii) there shall not have occurred any change, nor shall any notice have been given of any potential or intended change, in the outlook for any rating of any securities of the Issuers or of any of the Subsidiaries by any such rating organization and (iii) no such rating organization shall have given notice that it has assigned (or is considering assigning) a lower rating to the Notes than that set forth in Section 9(a)(vii)(B) above.

(ix)        Officers’, Secretary’s and Solvency Certificates.  The Initial Purchaser shall have received on the Closing Date (A) certificates dated the Closing Date, signed by (1) the Chief Executive Officer, and (2) the principal financial or accounting officer of each of the Issuers, on behalf of such Issuer, (x) confirming the matters set forth in paragraphs (i), (ii), (iv), (v), (viii) and (xv) of this Section 9(a) and (y) to the effect that since the date as of which information is given in the Offering Memorandum (without giving effect to any amendment thereto or supplement thereto), there shall not have occurred any material adverse change in the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Issuers and the Subsidiaries taken as a whole, (B)  a certificate, dated the Closing Date, signed by the Secretary of each of the Issuers, certifying such matters as the Initial Purchaser may reasonably request, and (C) a certificate of solvency, dated the Closing Date, signed by the principal financial or accounting officer of the Issuers substantially in the form previously approved by the Initial Purchaser.

(x)         Opinions of Counsel.  The Initial Purchaser shall have received a favorable opinion (in form and substance satisfactory to the Initial Purchaser and counsel to the Initial Purchaser), dated the Closing Date, of each of the following: (A) Schulte Roth & Zabel LLP, special counsel to the Issuers, containing opinions substantially to the effect of the opinions set forth in Exhibit A hereto; and (B) Cahill Gordon & Reindel LLP, special counsel to the Initial Purchaser.

(xi)        Accountants’ Comfort Letters.  The Initial Purchaser shall have received from each of The Hanke Group, P.C. and PricewaterhouseCoopers LLP, independent public accountants with respect to the Issuers, (1) a customary comfort letter, dated as of the date of the Offering Memorandum, in form and substance satisfactory to the Initial Purchaser, containing the information and statements of the type ordinarily included in accountants’ “comfort letters,” with respect to the financial statements of the Issuers and the Subsidiaries and certain financial information with respect to the Issuers and the Subsidiaries contained in the Offering Memorandum and (2) a customary comfort letter, dated the Closing Date, in form and substance satisfactory to the Initial Purchaser, to the effect that each of The Hanke Group, P.C. and PricewaterhouseCoopers LLP reaffirms the statements made in its letter furnished pursuant to clause (1) above, except that the specified date referred to shall be a date not more than five days prior to the Closing Date.

(xii)       Execution and Delivery of Documents.  The Operative Documents shall have been executed and delivered by all parties thereto, and the Initial Purchaser shall have received a fully executed original of each Operative Document.

(xiii)      Additional Operative Documents.  The Initial Purchaser or its counsel shall have received copies of all opinions, certificates, letters and other documents delivered under or in connection with the Transactions.

(xiv)     Consummation of Transactions.  Each of the Transactions shall have been consummated on terms that conform, and each of the Operative Documents shall conform, in all material respects, to the description thereof in the Offering Memorandum.

(xv)      Permits.  All Permits required to be obtained from, and all notices or declarations required to be made with, any Governmental Authority to permit the issuance and sale of the Series A Notes in accordance with the terms of, and in the aggregate principal amount set forth in, this Agreement shall have been obtained and made, in each case free of any conditions other than those set forth in this Agreement; and all Permits required to be obtained from, and all notices or declarations required to be made with, any Governmental Authority to consummate the other Transactions contemplated by the Operative Documents shall have been obtained and made, in each case free of any conditions other than those set forth in such Operative Documents.

(xvi)     Additional Documents.  Counsel to the Initial Purchaser shall have been furnished with such documents as they may reasonably require for the purpose of enabling them to review or pass upon the matters referred to in this Section 9 and in order to evidence the accuracy, completeness and satisfaction of the representations, warranties and conditions contained in this Agreement.

(b)        Conditions to the Issuers’ Obligations.  The obligations of the Issuers to sell the Series A Notes under this Agreement are subject to the satisfaction or waiver of each of the following conditions:

(i)     Payment.  The Initial Purchaser shall have delivered payment to the Issuers for the Series A Notes pursuant to Sections 2 and 4 of this Agreement and shall have complied with all other obligations and agreements required to be complied with by them hereunder on or prior to the Closing Date.

(ii)    Representations and Warranties.  All of the representations and warranties of the Initial Purchaser in this Agreement shall be true and correct in all material respects at and as of the Closing Date, with the same force and effect as if made on and as of such date.

(iii)   No Injunctions.  No injunction, restraining order or order of any nature by a Governmental Authority shall have been issued as of the Closing Date that would prevent or interfere with the issuance and sale of the Series A Notes or the consummation of any of the Transactions; and no stop order suspending the qualification or exemption from qualification of any of the Series A Notes in any jurisdiction shall have been issued and no Proceeding for that purpose shall have been commenced or be pending or contemplated as of the Closing Date.

10.       Termination.  This Agreement shall become effective upon the execution and delivery of this Agreement by each of the parties hereto.  The Initial Purchaser may terminate this Agreement at any time prior to the Closing Date by written notice to the Issuers if any of the following has occurred:

(a)        Failure to Satisfy Conditions.  Any of the conditions contained in Section 9(a) is not fulfilled or is not capable of being fulfilled on or prior to the Closing Date.

(b)        Outbreak of Hostilities.  Any outbreak or escalation of hostilities, any declaration of war by the United States, any other calamity, emergency or crisis, any material adverse change in economic conditions in or the financial markets of the United States or elsewhere or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which could make it, in the Initial Purchaser’s judgment, impracticable or inadvisable to market or proceed with the offering or delivery of the Series A Notes on the terms and in the manner contemplated in the Offering Memorandum or to enforce contracts for the sale of any of the Series A Notes.

(c)        Suspension of Trading.  The suspension or limitation of trading generally in securities on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market or any setting of limitations on prices for securities on any such exchange or on the Nasdaq National Market.

(d)        Enactment of Adverse Law.  The enactment, publication, decree or other promulgation after the date hereof of any Applicable Law that in the Initial Purchaser’s opinion materially and adversely affects, or could materially and adversely affect, the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Issuers or any of the Subsidiaries.

(e)        Banking Moratorium.  (i) The declaration of a banking moratorium by federal, New York State or Delaware authorities, or (ii) the taking of any action by any Governmental Authority after the date hereof in respect of its monetary or fiscal affairs that in the Initial Purchaser’s opinion could have a material adverse effect on the financial markets in the United States or elsewhere and which could make it, in the Initial Purchaser’s judgment, impracticable or inadvisable to market or proceed with the offering or delivery of the Series A Notes on the terms and in the manner contemplated in the Offering Memorandum or to enforce contracts for the sale of any of the Series A Notes.

The respective indemnities, contribution and expense reimbursement provisions and agreements, and representations, warranties and other statements of the Issuers and the Initial Purchaser set forth in or made pursuant to this Agreement shall remain operative and in full force and effect, and will survive, regardless of (i) any investigation, or statement as to the results thereof, made by or on behalf of the Initial Purchaser or any of the Issuers, or any of their respective officers, directors, members or managers or any of their respective controlling persons, (ii) acceptance of the Notes, and payment for them hereunder, and (iii) any termination of this Agreement (including, without limitation, any termination pursuant to this Section 10).  Without limiting the foregoing, notwithstanding any termination of this Agreement, the Issuers shall be and shall remain jointly and severally liable (i) for all expenses that they have agreed to pay pursuant to Section 5(f), and (ii) pursuant to Section 8.

11.       Miscellaneous.

(a)        Notices.  Notices given pursuant to any provision of this Agreement shall be addressed as follows:  (i) if to the Issuers, to TWC Holding LLC and TWC Holding Corp., c/o 10825 Kenwood Road, Cincinnati, Ohio 42542, facsimile number (513) 794-9818, Attention:  Chief Financial Officer, with copies to Schulte Roth &

Zabel LLP, 919 Third Avenue, New York, New York 10022, facsimile number (212) 593-5955, Attention:  Benjamin M. Polk, Esq. and Michael R. Littenberg, Esq. and (ii) if to the Initial Purchaser, to CIBC World Markets Corp., 300 Madison Avenue, 4th Floor, New York, New York 10017, Attention:  Leveraged Finance Group, with a copy to Cahill Gordon & Reindel LLP, 80 Pine Street, New York, NY 10005, facsimile number (212) 269-5420, Attention:  Helene R. Banks, Esq. (provided that any notice pursuant to Section 8 hereof will be mailed, delivered, telegraphed or sent by facsimile and confirmed to the party to be notified and its counsel), or in any case to such other address as the person to be notified may have requested in writing.

(b)        Successors and Assigns.  This Agreement has been and is made solely for the benefit of and shall be binding upon each of the Issuers, the Initial Purchaser and, to the extent provided in Section 8, the controlling persons, officers, directors, partners, employees, representatives and agents referred to in Section 8, and their respective heirs, executors, administrators, successors and assigns, all as and to the extent provided in this Agreement, and no other person shall acquire or have any right under or by virtue of this Agreement.  The term “successors and assigns” shall not include a purchaser of any of the Series A Notes from the Initial Purchaser merely because of such purchase.  Notwithstanding the foregoing, it is expressly understood and agreed that each purchaser who purchases Series A Notes from the Initial Purchaser is intended to be a beneficiary of the Issuers’ covenants contained in the Registration Rights Agreement to the same extent as if the Notes were sold and those covenants were made directly to such purchaser by each Issuer, and each such purchaser shall have the right to take action against any Issuer to enforce, and obtain damages for any breach of, those covenants.

(c)        GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED, AND THE RIGHTS OF THE PARTIES SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAWS AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAWS AND RULES.  EACH OF THE ISSUERS HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS.  EACH OF THE ISSUERS IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING

BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDINGS BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  EACH OF THE ISSUERS IRREVOCABLY CONSENTS, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ISSUERS, AS THE CASE MAY BE, AT THE ADDRESS SET FORTH HEREIN, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE INITIAL PURCHASER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OF THE ISSUERS IN ANY OTHER JURISDICTION.

(d)        Counterparts.  This Agreement may be signed in various counterparts which together shall constitute one and the same instrument.

(e)        Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.  When a reference is made in this Agreement to a Section, paragraph, subparagraph, Schedule or Exhibit, such reference shall mean a Section, paragraph, subparagraph, Schedule or Exhibit to this Agreement unless otherwise indicated.

(f)         Interpretation.  The words “include,” “includes,” and “including” when used in this Agreement shall be deemed in each case to be followed by the words “without limitation.”  The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 8, 2005.   The words “hereof,” “herein,” “herewith,” “hereby” and “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.  The phrase “to the knowledge of the Issuers” means the actual knowledge, after due inquiry, of any of the directors or officers of any of the Issuers or any of their controlling persons.  Unless the context otherwise requires, defined terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.

(g)        Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.  It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(h)        Amendment.  This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by each of the signatories hereto.

[signature pages follow]

Please confirm that the foregoing correctly sets forth the agreement among the Issuers and the Initial Purchaser.

Very truly yours,

TWC HOLDING LLC

By:	/s/ Robert B. McKeon
	Name:	Robert B. McKeon
	Title:	Authorized Signatory

TWC HOLDING CORP.

By:	/s/ Thomas J. Campbell
	Name:	Thomas J. Campbell
	Title:	Secretary

ACCEPTED AND AGREED TO:

CIBC WORLD MARKETS CORP.

By:	/s/ Cedric M. Henley
	Name:	Cedric M. Henley
	Title:	Executive Director
CIBC World Markets Corp., AS AGENT

SCHEDULE 1

SUBSIDIARIES

Name	State of Organization

TWC Holding Corp.	Delaware

The Wornick Company	Delaware

The Wornick Company Right Away Division	Delaware

The Wornick Company Right Away Division, L.P.	Delaware

Right Away Management Corporation	Delaware

SCHEDULE 2

ERISA PLANS

The Wornick Company 401(k) Savings Plan